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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-15645
                                               ---------

                                   FCNB Corp
                                   ---------
             (Exact name of registrant as specified in its charter)

     7200 FCNB Court, Frederick, Maryland 21703  Telephone: (301) 662-2191
     ---------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $1.00 per share
                    ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]*   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(i)  [X]*  Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: None*
           ----

*FCNB Corp was merged with and into BB&T Corporation on January 8, 2001.
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     Pursuant to the requirements of the Securities Exchange Act of 1934, BB&T
Corporation, the successor by merger to FCNB Corp, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: January 19, 2001        BB&T CORPORATION

                              By:  /s/ Jerone C. Herring
                                 ----------------------------------------
                              Name:  Jerone C. Herring
                              Title: Executive Vice President and Secretary